EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2016 Revenue of $130.3 Million

Company Completes Acquisition of NTELOS During Second Quarter

Adjusted OIBDA of $55.9 Million and Continuing OIBDA of $49.8 Million

EDINBURG, Va., Aug. 05, 2016 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three and six months ended June 30, 2016.

Consolidated Second Quarter Results

For the quarter ended June 30, 2016, the Company reported total revenues of $130.3 million, an increase of 52.1% compared to $85.7 million for the 2015 second quarter.  The increase was almost entirely due to the nTelos acquisition which was completed effective May 6, 2016.  The integration of nTelos’ operations and the transition of its assets and customers is progressing as expected, with Shentel currently ahead of its schedule on the migration of nTelos customers to the Sprint platform.

Wireless service revenues increased 78.2% as a result of the acquisition of approximately 404,000 postpaid and 155,000 prepaid subscribers from nTelos and Sprint, and a reduction in postpaid fees retained by Sprint.  Cable segment revenues increased 9.3% due to an increase in subscribers and Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, as well as improved product mix with customers selecting higher-speed data packages.  Wireline segment revenues increased 12.9% due to higher fiber lease revenues, as well as higher internet service fees as customers upgraded their services.

Total operating expenses were $136.5 million in the second quarter of 2016 compared to $67.0 million in the prior year period.  Operating expenses in the second quarter of 2016 included $20.1 million of overall integration and acquisition costs associated with the nTelos acquisition, including $5.3 million in the Wireless segment and $14.8 million in the Other segment.  An additional $2.3 million of costs to operate and support the nTelos back office and billing functions until customers can migrate to the Sprint platforms was included in cost of goods and services and selling, general and administrative expenses.

For the quarter ended June 30, 2016, the Company reported a net loss of $7.0 million, compared to net income of $10.5 million in the second quarter of 2015, primarily reflecting acquisition and integration costs incurred for its acquisition of nTelos.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 48.5% to $55.9 million in the second quarter of 2016 from $37.6 million in the second quarter of 2015.  Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee over the next six years) increased 32.3% to $49.8 million.

President and CEO Christopher E. French commented, “Our second quarter results include the customers and assets we gained through our merger with nTelos and we’re pleased to have delivered revenue growth and increased OIBDA throughout all of our segments.  This is a transformational time for our company as we work to ensure that we are effectively serving our newly expanded customer base with the consistent coverage and high speed access our state-of-the-art networks provide.  The transition to one blended company is progressing well, and in addition to doubling our customer base we’re excited about the opportunities presented by our increased footprint which has enhanced our presence in the Mid-Atlantic region.”

Wireless Segment

Second quarter wireless service revenues increased $38.1 million or 78.2%, primarily related to the addition of both postpaid and prepaid customers as a result of the nTelos acquisition.   Additionally, the segment benefitted from a reduction in the postpaid fees retained by Sprint as part of the amended affiliate agreement.

Excluding the subscribers added on May 6, 2016 in the nTelos acquisition, during the second quarter of 2016, net postpaid subscribers declined by 1,319 as compared to 5,414 net postpaid subscriber additions in the second quarter of 2015, while net prepaid subscribers declined by 6,912 during second quarter 2016, compared to a decline of 2,352 in the second quarter of 2015.

Second quarter adjusted OIBDA in the Wireless segment was $45.0 million, an increase of 60.5% from the second quarter of 2015.  Continuing OIBDA in the Wireless segment was $38.9 million.

“Our wireless customer base has more than doubled, and we’ve added several highly complementary contiguous markets to our footprint.  During the quarter, we incurred expenses related to the migration of certain nTelos customers to the Sprint billing platform, but we also continued to benefit from a reduction in Sprint’s fees.  We are continuing to improve reliability and coverage in our acquired markets as our upgrade progresses,” Mr. French stated.

Cable Segment

Service revenues in the Cable segment increased $2.1 million or 9.3% to $24.2 million, due to 6.7% growth in average RGUs (the sum of voice, data, and video users), video rate increases implemented in January 2016 to pass through programming cost increases, and customers selecting higher speed data access packages.  Operating expenses increased slightly to $25.2 million in the second quarter of 2016. Second quarter operating income was $1.2 million compared to an operating loss of $0.4 million in the prior year.

Revenue generating units totaled 130,871 at June 30, 2016, an increase of 6.7% over June 30, 2015.

Adjusted OIBDA in the Cable segment for second quarter 2016 was $7.3 million, up 28.0% from $5.7 million in the second quarter of 2015.

Mr. French stated, “Customers are increasingly demanding more from their broadband provider, and our enhanced products and services position us well to meet those needs.  The strength of our offerings has enabled us to attract new customers and has motivated existing customers to increase their service selection and upgrade their monthly subscription plans.”

Wireline Segment

Revenue in the Wireline segment increased 12.9% to $18.6 million in the second quarter of 2016, as compared to $16.5 million in the second quarter of 2015.  Carrier access and fiber revenue for the quarter was $12.3 million, an increase from $2.1 million for the same quarter last year, as a result of new fiber contracts.  Operating expenses increased 7.3% or $0.9 million to $13.4 million for second quarter 2016, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for second quarter 2016 was $8.3 million, as compared to $7.3 million in second quarter 2015.

Other Information

Capital expenditures were $39.6 million in the second quarter of 2016 compared to $15.6 million in the comparable 2015 period.

Cash and cash equivalents as of June 30, 2016 were $40.6 million, compared to $76.8 million at December 31, 2015. Total outstanding debt at June 30, 2016 totaled $815.6 million, net of unamortized loan costs, compared to $199.7 million as of December 31, 2015.  At June 30, 2016, debt as a percent of total assets was 56.0%. The amount available to the Company through its revolver facility was $75.0 million, and from the delayed draw term loan, $50.0 million.

“Our balance sheet provides a solid platform for the continued growth of our customer base, and positions us well to enhance our service offerings and capabilities.  The nTelos integration and the expansion of our operations to include additional customers and new markets is progressing well.  We look forward to growing our position as one of the top six public wireless providers in the United States,” Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, August 5, 2016, at 9 A.M. Eastern Time.

Teleconference Information:
Friday, August 5, 2016 9:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 59001676
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through August 12, 2016 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2016	December 31, 2015

Cash and cash equivalents	$40,571	$76,812
Other current assets	117,540	51,135
Total current assets	158,111	127,947

Investments	12,526	10,679

Building held for sale	4,950	-
Net property, plant and equipment	653,523	410,018

Intangible assets, net	464,146	66,993
Goodwill	151,730	10
Deferred charges and other assets, net	10,855	11,504
Total assets	$1,455,841	$627,151

Total current liabilities	138,474	60,729
Long-term debt, less current maturities	795,426	177,169
Total other liabilities	217,834	99,315
Total shareholders' equity	304,107	289,938
Total liabilities and shareholders' equity	$1,455,841	$627,151

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating revenues	$130,309	$85,701	$222,880	$169,989

Cost of goods and services	50,296	30,280	82,057	60,970
Selling, general, and administrative	33,694	18,606	55,120	36,718
Integration and acquisition expenses	20,054	402	20,386	1,024
Depreciation and amortization	32,415	17,663	50,154	34,001
Total operating expenses	136,459	66,951	207,717	132,713
Operating income (loss)	(6,150)	18,750	15,163	37,276

Other income (expense):
Interest expense	(5,904)	(1,940)	(7,524)	(3,855)
Gain on investments, net	21	98	109	200
Non-operating income, net	146	442	614	874
Income (loss) before taxes	(11,887)	17,350	8,362	34,495

Income tax expense (benefit)	(4,892)	6,876	1,477	13,735
Net income (loss)	$(6,995)	$10,474	$6,885	$20,760

Earnings (loss) per share:
Basic	$(0.14)	$0.22	$0.14	$0.43
Diluted	$(0.14)	$0.21	$0.14	$0.42

Weighted average shares outstanding, basic	48,830	48,380	48,696	48,343
Weighted average shares outstanding, diluted	48,830	49,004	49,415	48,927

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA and continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; straight-line adjustments for the waived management fee; amortization of the affiliate expansion asset; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximate six years.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA and continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA and continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA and continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA and continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA and continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA and continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and six months ended June 30, 2016 and 2015:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2016	2015	2016	2015
Adjusted OIBDA	$55,905	$37,641	$96,271	$73,960
Continuing OIBDA	$49,810	$37,641	$90,176	$73,960

The following table reconciles adjusted OIBDA and continuing OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2016 and 2015:

Consolidated:
(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating income (loss)	$(6,150)	$18,750	$15,163	$37,276
Plus depreciation and amortization	32,415	17,663	50,154	34,001
Plus (gain) loss on asset sales	(48)	218	(63)	229
Plus share based compensation expense	959	608	1,956	1,430
Plus temporary back office costs to support the billing operations through migration (1)	2,339	-	2,339	-
Plus integration and acquisition related expenses (1)	20,054	402	20,386	1,024
Plus straight line adjustment to reduce management fee waiver (2)	3,046	-	3,046	-
Plus amortization of intangible netted in revenue (3)	3,290	-	3,290	-
Adjusted OIBDA	$55,905	$37,641	$96,271	$73,960
Less waived management fee (2)	(6,095)	-	(6,095)	-
Continuing OIBDA	$49,810	$37,641	$90,176	$73,960

The following tables reconcile adjusted OIBDA and continuing OIBDA to operating income by major segment for the three and six months ended June 30, 2016 and 2015:

Wireless Segment:	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2016	2015	2016	2015
Operating income	$7,277	$19,270	$27,209	$38,708
Plus depreciation and amortization	23,495	8,612	31,988	16,444
Plus loss on asset sales	(53)	8	(39)	33
Plus share based compensation expense	311	143	624	334
Plus temporary back office costs to support the billing operations through migration (1)	2,339	-	2,339	-
Plus integration and acquisition related expenses(1)	5,276	-	5,276	-
Plus straight line adjustment to reduce management fee waiver (2)	3,046	-	3,046	-
Plus amortization of intangible netted in revenue (3)	3,290	-	3,290	-
Adjusted OIBDA	$44,981	$28,033	$73,733	$55,519
Less waived management fee (2)	(6,095)	-	(6,095)	-
Continuing OIBDA	$38,886	$28,033	$67,638	$55,519

Cable Segment:
(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating income (loss)	$1,164	$(425)	$1,761	$(1,102)
Plus depreciation and amortization	5,879	5,859	11,974	11,338
Plus (gain) on asset sales	(20)	65	(34)	52
Plus share based compensation expense	294	217	602	504
Adjusted OIBDA and Continuing OIBDA	$7,317	$5,716	$14,303	$10,792

Wireline Segment:
(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating income	$5,180	$3,967	$10,278	$7,796
Plus depreciation and amortization	2,933	3,083	5,967	6,007
Plus loss on asset sales	40	125	40	134
Plus share based compensation expense	136	106	284	246
Adjusted OIBDA and Continuing OIBDA	$8,289	$7,281	$16,569	$14,183

(1) Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions
(2) As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the contract term of approximately 14 years.
(3) Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the contract term of approximately 14 years.

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2016	2015	2015	2014
Retail PCS Subscribers – Postpaid	717,563	312,512	296,492	287,867
Retail PCS Subscribers - Prepaid	289,311	142,840	145,431	145,162
PCS Market POPS (000) (1)	5,536	2,433	2,421	2,415
PCS Covered POPS (000) (1)	4,528	2,224	2,213	2,207
CDMA Base Stations (sites)	1,425	552	546	537
Towers Owned	177	158	154	154
Non-affiliate cell site leases	211	202	202	198

The June 30, 2016 numbers shown above include the following amounts acquired in the nTelos acquisition:

Acquired PCS Subscribers – Postpaid	404,444
Acquired PCS Subscribers – Prepaid	154,944
Acquired PCS Market POPS (000) (1)	3,099
Acquired PCS Covered POPS (000) (1)	2,298
Acquired CDMA Base Stations (sites) (2)	868
Towers	20
Non-affiliate Cell Site Leases	10

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Gross PCS Subscriber Additions - Postpaid	26,185	17,734	43,541	34,839
Net PCS Subscriber Additions (Losses) – Postpaid	(1,319)	5,414	1,400	8,625
Gross PCS Subscriber Additions – Prepaid	27,353	19,958	48,584	43,578
Net PCS Subscriber Additions (Losses) - Prepaid	(6,912)	(2,352)	(7,213)	269
PCS Average Monthly Retail Churn % - Postpaid (3)	1.56%	1.40%	1.56%	1.50%
PCS Average Monthly Retail Churn % - Prepaid (3)	4.74%	5.07%	4.90%	4.92%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.
2) Net of approximately 160 overlap cell sites we intend to shut down in coming months.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

In addition, 1,260 former nTelos prepaid subscribers switched to postpaid subscribers as they migrated to the Sprint back-office platforms during the three and six months ended June 30, 2016.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	June 30,	Dec. 31,	June 30,	Dec. 31,
	2016	2015	2015	2014
Telephone Access Lines (1)	19,188	20,252	21,615	21,612
Long Distance Subscribers	9,269	9,476	9,560	9,571
Video Customers (2)	5,327	5,356	5,473	5,692
DSL Subscribers (3)	14,122	13,890	12,856	13,094
Fiber Route Miles	1,752	1,736	1,590	1,556
Total Fiber Miles (4)	126,639	123,891	102,821	99,387

1) Effective October 1, 2015, we launched cable modem services on our cable plant, and eliminated the requirement that a customer have a telephone access line to purchase DSL service.
2) The Wireline segment’s video service passes approximately 16,000 homes.
3) June 2016 and December 2015 totals include 725 and 420 customers, respectively, served via the coaxial cable network.  During first quarter 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods and the net result was increases in internet subscriber counts of 804, 434 and 352 subscribers to December 31, 2015, June 30, 2015 and December 31, 2014 totals, respectively.
4) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the first quarter of 2015.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	June 30,	December 31,	June 30,	December 31,
	2016	2015	2015	2014
Homes Passed (1)	184,627	172,538	172,144	171,589
Customer Relationships (2)
Video customers	49,241	48,184	48,659	49,247
Non-video customers	27,230	24,550	22,810	22,051
Total customer relationships	76,471	72,734	71,469	71,298
Video
Customers (3)	51,549	50,215	50,892	52,095
Penetration (4)	27.9%	29.1%	29.6%	30.4%
Digital video penetration (5)	75.3%	77.9%	73.8%	65.9%
High-speed Internet
Available Homes (6)	183,743	172,538	172,144	171,589
Customers (3)	58,230	55,131	52,415	50,686
Penetration (4)	31.7%	32.0%	30.4%	29.5%
Voice
Available Homes (6)	181,006	169,801	169,407	168,852
Customers (3)	21,092	20,166	19,401	18,262
Penetration (4)	11.7%	11.9%	11.5%	10.8%
Total Revenue Generating Units (7)	130,871	125,512	122,708	121,043
Fiber Route Miles	2,962	2,844	2,839	2,834
Total Fiber Miles (8)	81,305	76,949	73,735	72,694
Average Revenue Generating Units	131,385	124,054	123,159	117,744

1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.  During the first quarter of 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods, and applied similar logic to certain bulk customers; the net result was reductions in internet subscriber counts of 559, 682 and 673 subscribers to December 31, 2015, June 30, 2015 and December 31, 2014 totals, respectively.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

On January 1, 2016, the Company acquired the assets of Colane Cable Company.  With the acquisition, the Company acquired 3,299 video customers, 1,405 high-speed internet customers, and 302 voice customers.  The customers are included in the June 30, 2016 totals shown above.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has historically provided digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  With the recent acquisition of nTelos, the Company’s wireless service area expanded to include south-central and western Virginia, West Virginia, and small portions of Kentucky and Ohio. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three months ended June 30, 2016

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$86,873	$24,167	$4,820	$-	$-	$115,860
Other	6,280	1,923	6,246	-	-	14,449
Total external revenues	93,153	26,090	11,066	-	-	130,309
Internal revenues	1,141	311	7,525	-	(8,977)	-
Total operating revenues	94,294	26,401	18,591	-	(8,977)	130,309

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	35,236	14,564	8,808	-	(8,312)	50,296
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	23,010	4,794	1,670	4,885	(665)	33,694
Integration and acquisition expenses	5,276	-	-	14,778	-	20,054
Depreciation and amortization	23,495	5,879	2,933	108	-	32,415
Total operating expenses	87,017	25,237	13,411	19,771	(8,977)	136,459
Operating income (loss)	$7,277	$1,164	$5,180	$(19,771)	$-	$(6,150)

Three months ended June 30, 2015

(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$48,749	$22,117	$4,889	$-	$-	$75,755
Other	2,848	1,850	5,248	-	-	9,946
Total external revenues	51,597	23,967	10,137	-	-	85,701
Internal revenues	1,105	186	6,326	-	(7,617)	-
Total operating revenues	52,702	24,153	16,463	-	(7,617)	85,701

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,903	13,635	7,677	(16)	(6,919)	30,280
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,917	5,084	1,736	3,567	(698)	18,606
Integration and acquisition expenses	-	-	-	402	-	402
Depreciation and amortization	8,612	5,859	3,083	109	-	17,663
Total operating expenses	33,432	24,578	12,496	4,062	(7,617)	66,951
Operating income (loss)	$19,270	$(425)	$3,967	$(4,062)	$-	$18,750

Six months ended June 30, 2016	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
(in thousands)

External revenues
Service revenues	$139,052	$48,507	$9,779	$-	$-	$197,338
Other	9,484	3,768	12,290	-	-	25,542
Total external revenues	148,536	52,275	22,069	-	-	222,880
Internal revenues	2,276	572	14,901	-	(17,749)	-
Total operating revenues	150,812	52,847	36,970	-	(17,749)	222,880

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	51,815	29,210	17,450	-	(16,418)	82,057
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	34,524	9,902	3,275	8,750	(1,331)	55,120
Integration and acquisition expenses	5,276	-	-	15,110		20,386
Depreciation and amortization	31,988	11,974	5,967	225	-	50,154
Total operating expenses	123,603	51,086	26,692	24,085	(17,749)	207,717
Operating income (loss)	$27,209	$1,761	$10,278	$(24,085)	$-	$15,163

Six months ended June 30, 2015	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals

(in thousands)

External revenues
Service revenues	$97,124	$43,518	$9,639	$-	$-	$150,281
Other	5,878	3,613	10,217	-	-	19,708
Total external revenues	103,002	47,131	19,856	-	-	169,989
Internal revenues	2,209	334	12,192	-	(14,735)	-
Total operating revenues	105,211	47,465	32,048	-	(14,735)	169,989

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	32,090	27,253	15,011	-	(13,384)	60,970
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	17,969	9,976	3,234	6,890	(1,351)	36,718
Integration and acquisition expenses	-	-	-	1,024		1,024
Depreciation and amortization	16,444	11,338	6,007	212	-	34,001
Total operating expenses	66,503	48,567	24,252	8,126	(14,735)	132,713
Operating income (loss)	38,708	(1,102)	7,796	(8,126)	-	37,276

Wireless Service Revenues

(in thousands)	Three Months Ended June 30,		Change
Service Revenues	2016	2015	$	%
Postpaid net billings	$75,219	$46,704	$28,515	61.1
Sprint fees
Management fee	(6,344)	(3,706)	(2,638)	71.2
Net Service fee	(5,307)	(6,485)	1,178	(18.2)
Waiver of management fee	5,129	-	5,129	NM
	(6,522)	(10,191)	3,669	(36.0)
Prepaid net billings
Gross billings	20,504	12,945	7,559	58.4
Sprint management fee	(1,218)	(783)	(435)	NM
Waiver of management fee	966	-	966	NM
	20,252	12,162	8,090	66.5

Travel and other revenues	4,260	74	4,186	NM
Accounting adjustments
Amortization of expanded contract	(3,290)	-	(3,290)	NM
Straight-line adjustment - management fee waiver	(3,046)	-	(3,046)	NM
	(6,336)	-	(6,336)	NM
Total Service Revenues	$86,873	$48,749	$38,124	78.2

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com